UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      August 21, 2013

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

In connection with the Loan Agreement, reported below in Item 2.03, on August 21, 2013, we entered into a Letter Agreement (the “Blocker Agreement”), dated as of August 20, 2013, with Empire Capital Partners, L.P., Empire Capital Partners, Ltd., Empire Capital Partners Enhanced Master Fund, Ltd., Scott A. Fine and Peter J. Richards (all of whom are holders of our Common Stock, our Series B-1 Convertible Preferred Stock and/or our Series C Convertible Preferred Stock) and certain of their affiliates (the “Holders”), pursuant to which we agreed that, so long as our Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we will not effect any conversion, exercise or exchange into Common Stock of convertible or derivative securities held by any Holder, and no Holder will have the right to convert, exercise or exchange any such convertible or derivative securities, to the extent that, after giving effect to such conversion, exercise or exchange, such Holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such conversion, exercise or exchange.

The Blocker Agreement is filed herewith as Exhibit 10.1 and the foregoing description of such document is qualified in its entirety by reference to such Exhibit.

Item 2.03.           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 22, 2013, we entered into a Loan Agreement (the “Loan Agreement”) with a group of lenders identified below (the “Lenders”), all of whom are holders of our Common Stock and our Series B-1 and Series C Convertible Preferred Stock, pursuant to which the Lenders made loans to us in the aggregate principal amount of $4,000,000 (the “Loans”) as set forth below:

Lender	Loan Amount

Robert S. Trump	$2,000,000

Empire Capital Partners, L.P.	$880,000

Empire Capital Partners, Ltd	$520,000

Empire Capital Partners Enhanced Master Fund, Ltd	$600,000

The proceeds from the Loans may be used solely in accordance with a plan to be approved by our Board of Directors and by Lenders whose Loans represent, in the aggregate, at least 66⅔% of the total principal amount of the Loans.

As evidence of our obligation to repay the Loans we have issued to the Lenders Promissory Notes due February 1, 2014 (the “Notes”). The Notes bear interest at the rate of 12% per annum; amounts unpaid following the occurrence of an event of default (as set forth in the Notes) or after maturity bear interest at the default rate of 18% per annum. The Notes may be prepaid, in whole or in part, without premium or penalty, provided that all prepayments are made pro rata among all outstanding Notes in proportion to their then-outstanding principal balances.

In connection with the Loan Agreement, on August 22, 2013 we entered into a Security Agreement (the “Security Agreement”) with the Lenders pursuant to which we granted to the Lenders a first-priority security interest in substantially all of our assets as security for the prompt and complete payment and performance of all of our obligations under the Loan Agreement, the Notes and the Security Agreement.

The Loan Agreement, the Notes and the Security Agreement contain other, conventional terms, including representations and warranties regarding our business and assets and our authority to enter into such agreements, and provisions for acceleration of our obligations upon the occurrence of certain specified events of default.

The Loan Agreement, the form of the Notes and the Security Agreement are filed herewith as Exhibits 10.2, 10.3 and 10.4, respectively and the foregoing descriptions of such documents are qualified in their entirety by reference to such Exhibits.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1	Letter Agreement dated as of August 20, 2013 between Empire Capital Partners, L.P., Empire Capital Partners, Ltd., Empire Capital Partners Enhanced Master Fund, Ltd., Scott A. Fine and Peter J. Richards and certain of their affiliates and ThermoEnergy Corporation.

10.2	Loan Agreement dated as of August 22, 2013 by and among ThermoEnergy Corporation and the Lenders party thereto.

10.3	Form of Promissory Note issued pursuant to the Loan Agreement dated as of August 22, 2013 by and among ThermoEnergy Corporation and the Lenders party thereto.

10.4	Security Agreement dated as of August 22, 2013 by and among ThermoEnergy Corporation, the Secured Parties party thereto and Empire Capital Partners, LP, one of the Secured Parties, as agent for itself and the other Secured Parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2013

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Gregory M. Landegger
Name: Gregory M. Landegger
Title: Chief Operating Officer and Interim Chief Financial Officer

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